SECURITIES AND EXCHANGE COMMISSION
                               Washington, D. C.  20549

                                        Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (date of earliest event reported) November 24, 1997

Mallon Resources Corporation
(exact name of registrant as specified in its charter)

        Colorado               0-17267            84-1095959
     (State or other        (Commission        (I.R.S. Employer
     jurisdiction            File Number)      Identification No.)
     of incorporation)

     999 18th Street, Suite 1700, Denver, Colorado     80202
     (address of principal executive offices)        (zip code)

Registrant's telephone number, including area code: (303) 293-2333 not applicable
(former name or former address, if changed since last report)


Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated June 25, 1997, the text of which follows:

     Mallon Resources Corporation Mallon Resources Corporation (Nasdaq: "MLRC") reported today that as of September 30, 1997, the Company's estimated proved oil and gas reserves had increased 40% to 9,033 MBOE from the 6,439 MBOE reported at year end 1996. The Company attributed the increase to the results of its development drilling and recompletion work, and noted that it had not purchased any reserves during the period. The Company's September 30, 1997 reserve report was prepared by Ryder Scott Company Petroleum Engineers.

     The Company also reported that its San Juan Basin Gas Project in northwest New Mexico is producing approximately 9.5 million cubic feet of gas per day from a total of eight wells. Four Gas Project wells are currently shut-in due to gas sweetening plant capacity limitations. The Company estimates that these 12 wells, together, are capable of producing in excess of 13.5 million cubic feet of gas per day. The Company is in the process of increasing the processing capacity of the gas sweetening plant to 24 million cubic feet per day. That work is scheduled to be completed in March 1998.

     Mallon plans to drill two new Project wells by year end, and drill or recomplete an additional 37 Project wells during 1998. The Company has identified in excess of 80 prospective drilling or recompletion locations on Project acreage. Mallon owns in excess of a 90% working interest in the San Juan Basin Gas Project. Mallon Resources Corporation is a Denver, Colorado, based oil and gas exploration and production company operating primarily in the San Juan and Delaware Basins of New Mexico. Mallon's Common Stock is quoted on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "MLRC."

                             Signatures

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             Mallon Resources Corporation



December 2, 1997             ___/s/ Roy K. Ross_______________
                             Roy K. Ross, Executive Vice President